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                                                                    EXHIBIT 99.1

           WINTHROP RESIDENTIAL ASSOCIATES III, A LIMITED PARTNERSHIP
                           FORM 10-QSB MARCH 31, 2003


Supplementary information required pursuant to section 9.4 of the partnership agreement:

1. Statement of Cash Available for Distribution for the three months ended March 31, 2003:

       Net income                                                      $  3,000
       Add:     Depreciation                                             50,000
                Equity in losses of Local Limited Partnerships            2,000
       Less:    Cash to reserves                                        (28,000)
                                                                       --------
       Cash available for distribution                                 $ 27,000
                                                                       ========
       Distributions allocated to General Partners                     $  2,000
                                                                       ========
       Distributions allocated to Limited Partners                     $ 25,000
                                                                       ========


2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended March 31, 2003:


    Entity Receiving                      Form of
      Compensation                      Compensation                     Amount
-------------------------  -------------------------------------------   -------
General Partners           Interest in Cash Available for Distribution   $2,000

WFC Realty Co., Inc.
(Initial Limited Partner)  Interest in Cash Available for Distribution   $     5










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